Exhibit 99.4

Nightstar Employee Note

Nightstar team,

I am writing to you with an exciting update about our company.

We have just announced that Nightstar has reached an agreement to be acquired by Biogen. This is an exciting development for all of us and recognizes the value of the work we have done together to develop a pipeline of novel and potentially curative retinal gene therapies.

Biogen, a biotechnology company that specializes in neuroscience, shares our commitment to discovering and developing innovative treatments for patients with unmet medical needs, as well as our conviction that gene therapies hold significant potential to dramatically improve the lives of such patients. As part of Biogen, we will have the resources and worldwide reach to expand our research and development activities and ultimately deliver our treatments to more patients safely and efficiently. Biogen is passionate about the cutting-edge work we are doing and is committed to helping us expand our mission to maintain and restore sight in patients with inherited retinal diseases.

A few years ago, we set out on a journey to help patients maintain and restore sight. We have come a long way together and made tremendous progress towards this goal by always putting the patient first. What we have already accomplished would not have been possible without the passion and dedication you have all brought to Nightstar. I am so proud of what we have already achieved, and I am looking forward to propelling Nightstar to the next stage of its journey.

Biogen recognizes the strength and talent of our team and believes that Nightstar will play an important role in Biogen’s success in its ophthalmology efforts going forward. And our mission remains the same – we will continue to endeavor to maintain and restore vision in blinding inherited retinal diseases. This means that our clinical trials and programs will continue without interruption as will our efforts to bring pioneering therapies to patients.

We know you likely have questions about today’s news. We’ll be hosting an all hands later today at 8:30 am ET/1:30 pm UK to discuss the transaction and what it means for you. In addition, members of Biogen’s management team will be in our Waltham offices this week to speak to all of us in person. A webcast will be set up for our colleagues in the UK.

We expect the transaction will close by mid-year 2019, subject to customary conditions and regulatory approvals.

Thank you for keeping patients at the forefront of everything you do. I’m excited about our future with Biogen and I look forward to speaking with you at our town hall.

Dave

Further information

This communication is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed acquisition by Biogen Switzerland Holdings GmbH (“Bidder”) and Tungsten Bidco Limited (“Bidco”) (or its nominee(s)) of the entire issued and to be issued share capital of Nightstar Therapeutics Plc (“the Acquisition”) or otherwise. The Acquisition will be made by a scheme of arrangement under Part 26 of the Companies Act between Nightstar and Nightstar shareholders (the “Scheme”), the full terms and conditions of which, including details of how to vote in respect of the Scheme, will be set out in the document to be dispatched to Nightstar shareholders including the particulars required by section 897 of the Companies Act (“Scheme Document”), with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales (the “Court”) and agreed to by Bidder, Bidco and Nightstar (“Scheme”). INVESTORS ARE ADVISED TO READ THE SCHEME DOCUMENT, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE ACQUISITION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain a free copy of the Scheme Document (when available) at the Securities and Exchange Commission’s website at www.sec.gov, or free of charge from Nightstar at https://www.nightstartx.com or by directing a request to Nightstar at investors@nightstartx.com. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document.

This communication does not constitute a prospectus or a prospectus equivalent document.

Biogen and Nightstar, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the co-operation agreement entered into on 4 March 2019 between Bidder, Bidco and Nightstar and, relating to, amongst other things, the implementation of the Acquisition (“Implementation Agreement”). Information regarding Nightstar’s directors and executive officers is contained in Nightstar’s Form 20-F for the year ended 31 December 2017, which is filed with the United States Securities and Exchange Commission (“SEC”). Information regarding Biogen’s directors and executive officers is contained in Biogen’s Form 10-K for the year ended 31 December 2018 and its proxy statement dated 27 April 2018. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Implementation Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Scheme Document and other relevant materials to be filed with the SEC when they become available.

Overseas shareholders

The release, publication or distribution of this communication in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or United States or who are subject to the laws of another jurisdiction to vote their Nightstar shares in respect of the Scheme at the meeting or meetings of the Nightstar shareholders to be convened by order of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Bidder, Bidco and Nightstar) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document (“Court Meeting”), or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This communication has been prepared for the purpose of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this communication had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this communication and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Nightstar shareholders in that jurisdiction (“Restricted Jurisdiction”), or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Acquisition.

If the Acquisition is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act) (“Offer”), the Offer may not (unless otherwise permitted by applicable law and regulation) be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Nightstar shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Nightstar

The Acquisition relates to the shares of a United Kingdom company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act and subject to the proxy solicitation rules under the U.S. Exchange Act. The Acquisition, implemented by way of a scheme of arrangement, is not subject to the tender offer rules under the U.S. Exchange Act. If, in the future, Bidder exercises its right to implement the Acquisition by way of an Offer, subject to the terms of the Implementation Agreement, the Acquisition will be made in compliance with applicable United States laws and regulations.

It may be difficult for U.S. Nightstar shareholders and Nightstar ADR Holders to enforce their rights and any claim arising out of the U.S. federal securities laws, because Nightstar is located in a non-U.S. country, and some or all of its officers and directors are residents of a non-U.S. country. U.S. Nightstar shareholders and Nightstar ADR Holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

U.S. Nightstar shareholders and Nightstar ADR Holders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Acquisition.

Warning Concerning Forward-Looking Statements

All statements included in this communication, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 21E of the U.S. Exchange Act, and other securities laws. Whenever Nightstar uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may”, “predict”, “could”, “seek”, “forecast” and negatives or derivatives of these or similar expressions, they are making forward-looking statements. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition. These forward-looking statements are based upon Nightstar’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.

Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Important risk factors that may cause Nightstar’s actual results to differ materially from their forward-looking statements include, but are not limited to: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by Nightstar’s shareholders, the sanction of the Scheme by the Court, and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts the parties’ current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) litigation relating to the Acquisition; (6) unexpected costs, charges or expenses resulting from the Acquisition; and (7) potential adverse reactions or changes to business relationships resulting from the communication or completion of the Acquisition.

The information contained in Nightstar’s filings with SEC, including in Nightstar’s Form 20-F for the year ended 31 December 2017 identifies other important factors that could cause actual results to differ materially from those stated in or implied by the forward-looking statements in this communication. Nightstar’s filings with the SEC are available on the SEC’s website at www.sec.gov. You should not place undue reliance upon forward-looking statements. Except as required by law, Nightstar does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.